Exhibit 10.6

Execution Version

CHAIRMAN AND CONSULTING AGREEMENT

This CHAIRMAN AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of May 25, 2018 by and between EVO Payments, Inc., a Delaware corporation (the “Company”), and Rafik R. Sidhom.

WHEREAS, the Company is currently pursuing an initial public offering of its Class A common stock (the “IPO”), which will include certain reorganization transactions, pursuant to which the Company will become the parent company to EVO Investco, LLC (“EVO Investco”);

WHEREAS, Mr. Sidhom is an original founder of EVO Investco and has served as a member of its board of managers since its inception and, in connection with the IPO, Mr. Sidhom will become the Chairman of the Board of Directors (the “Board”) of the Company;

WHEREAS, following his future resignation as Chairman of the Board, the Company desires to retain Mr. Sidhom as an independent contractor to advise the Board and the Company’s senior management team of such strategic and other matters as the Board or senior management may request, and Mr. Sidhom is willing to perform such advisory services on the terms described in this Agreement; and

WHEREAS, the Company and Mr. Sidhom mutually desire to memorialize the terms under which the Mr. Sidhom will serve as Chairman of the Board following the IPO, and, following his resignation as Chairman of the Board, serve as a consultant to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Services as Chairman.  During the Chairman Period (as defined below), the Company requires that Mr. Sidhom be available to perform the duties of Chairman of the Board customarily related to this function, including (i) acting as chairman of Board and stockholder meetings, (ii) acting as a liaison between the Company’s senior management and the Board and its committees, (iii) advising the Company’s senior management on matters of Company operations and (iv) otherwise performing the duties of Chairman of the Board, as well as such other customary duties as may be determined and assigned by the Board and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified from time to time, and by applicable law, rule or regulation, including, without limitation, the Delaware General Corporation Law (the “DGCL”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time (the foregoing, collectively, the “Chairman Services”). Mr. Sidhom agrees to devote such time as is reasonably and customarily necessary to perform the Chairman Services, and will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the DGCL.  Nothing in this Agreement shall confer upon Mr. Sidhom the right to serve as Chairman of the Board or as a director of the Company.

2.         Services as Consultant.  During the Consulting Period (as defined below), Mr. Sidhom agrees to advise the Board and the Company’s senior management at reasonable times with respect to matters related to the Company’s business and market and to make good faith efforts to meet with the Board and the Company’s senior management as reasonably requested to discuss such matters (such services, the “Consulting Services”).

3.         Nomination as Director.  The Company agrees not to hold its annual meeting of stockholders to be held in calendar year 2021 at which directors are to be elected until after the three-year anniversary of the completion of the IPO.  From and after the three-year anniversary of the completion of the IPO until the earlier of (i) the date on which Mr. Sidhom, individually or through his trusts, no longer holds at least fifteen percent (15%) of the issued and outstanding interests in EVO Investco or (ii) the end of the Chairman Period, at every meeting of the Board, or a committee thereof, at which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, the Company shall nominate Mr. Sidhom for election to the Board if Mr. Sidhom’s term as a director would terminate at the relevant stockholder meeting at which such nominees are to be considered for election by the Company’s stockholders.

4.         Compensation.

4.1       For the Chairman Services to be rendered by Mr. Sidhom during the Chairman Period, the Company agrees to pay Mr. Sidhom a cash fee of $250,000 per annum (the “Chairman Fees”), payable in accordance with the Company’s policies and procedures regarding director compensation. Mr. Sidhom shall not be eligible to receive any additional compensation (including, without limitation, any annual retainer and any meeting, committee or chairperson fees paid by the Company to members of the Board or be eligible to receive any grants under the Company’s 2018 Directors’ Incentive Stock Plan or other remuneration) for his service as a member of the Board or on any committee of the Board, for his service as Chairman of the Board or for the provision of the Chairman Services, whether in the form cash or equity awards.

4.2       For the Consulting Services to be rendered by Mr. Sidhom to the Company during the Consulting Period, the Company agrees to pay Mr. Sidhom a cash fee of $250,000 per annum (the “Consulting Fees” and, together with the Chairman Fees, the “Fees”), payable in twelve equal installments on the last business day of each month commencing the first month following the beginning of the Consulting Period.

4.3       The Company will reimburse Mr. Sidhom, in accordance with Company policy, for all reasonable travel and expenses, including but not limited to airfare costs, incurred by Mr. Sidhom in performing the Chairman Services and the Consulting Services under this Agreement.

5.         Term.

5.1       The term of this Agreement shall commence as of the consummation of the IPO (the “Effective Date”) and shall continue until the expiration of the Consulting Period.

5.2       The  “Chairman Period” shall commence on the Effective Date and will continue until the earlier of (i) the date that Mr. Sidhom is no longer serving as a member of the Board for any reason (including as a result of his failure to stand for re-election to the Board or his failure to be re-elected by the Company’s stockholders to serve on the Board), or upon his earlier death, incapacity, removal or resignation, or (ii) the termination of this Agreement as provided in Section 6.

5.3       The  “Consulting Period” shall commence immediately following the end of the Chairman Period, and will continue until the earlier of (i) three (3) years from the end of the Chairman Period or (ii) the termination of this Agreement as provided in Section 6.

6.         Termination.  The Company may terminate this Agreement upon thirty (30) days written notice to Mr. Sidhom if he is unable or refuses to perform the Chairman Services during the Chairman Period or the Consulting Services during the Consulting Period, as applicable, and such inability or failure is not cured within such 30 day period.  Either party may terminate this Agreement immediately and without prior notice if the other party is in breach of any material provision of this Agreement and fails to cure such breach following notice thereof from the other party.  In the event of termination pursuant to this Section 6, the Company shall pay Mr. Sidhom on a pro rata basis any Fees then due and payable for any services rendered under this Agreement completed up to and including the date of such termination, and no further amounts shall be due to Mr. Sidhom from the Company under this Agreement.

7.         Independent Contractor; Tax Consequence.

7.1       Nothing in this Agreement shall in any way be construed such that Mr. Sidhom shall constitute an agent or employee of the Company at any time. It is the express intention of the Company and Mr. Sidhom that Mr. Sidhom perform the Chairman Services and the Consulting Services as an independent contractor to the Company. Without limiting the generality of the foregoing, during the Consulting Period, Mr. Sidhom will not be authorized to bind the Company to any liability or obligation. Mr. Sidhom acknowledges and agrees that, at all times during the Consulting Period, he is obligated to report as income all compensation received in connection with the Consulting Services. Mr. Sidhom agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

7.2       The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Mr. Sidhom under the terms of this Agreement. Mr. Sidhom agrees and understands that he is responsible for payment, if any, of local, state or federal taxes on the payments and any other consideration provided by the Company under this Agreement and any penalties or assessments thereon.

7.3       The provisions of this Agreement and all compensation provided for under this Agreement in connection with the Consulting Services are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or to so comply. It is the intent of the parties that all payments under this Agreement in connection with the Consulting Services qualify for an exemption from Section 409A or meet the Section 409A requirements regarding time and form of payment. Each installment or payment payable under this Agreement in connection with the Consulting Services is intended to constitute a separate payment for purposes of Section 409A. Any such amount that is paid on or before March 15th of the calendar year following the calendar year in which it ceases to be subject to a substantial risk of forfeiture (within the meaning of Section 409A) is intended to qualify as a “short term deferral” under Treasury Regulation Section 1.409A-1(b)(4).

8.         Insurance, Taxes and Benefits.

8.1       Mr. Sidhom understands and agrees that, following the Chairman Period, except as set forth in this Section 8, he is not eligible to participate in any vacation, life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other foreign, federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining workers’ compensation insurance on Mr. Sidhom’s behalf.  Mr. Sidhom shall be fully and solely responsible for, and shall indemnify and hold harmless the Company against, all such taxes or contributions, including penalties and interest.

8.2       Throughout both the Chairman Period and the Consulting Period, the Company shall continue to provide Mr. Sidhom with health and welfare benefits consistent with and on the same terms as those provided to the Company’s employees generally.

9.         Restrictions Respecting Confidential Information, Non-Competition, Etc.

9.1       Mr. Sidhom acknowledges and agrees that by virtue of his involvement with the business and affairs of the Company, he has developed and will continue to develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and has had access to and will continue to have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, Mr. Sidhom acknowledges and agrees that the Company will be damaged if he were to breach or threaten to breach any of the provisions of this Section 9 or if he were to disclose or make unauthorized use of any confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 9. Accordingly, Mr. Sidhom expressly acknowledges and agrees that he is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 9 are fair and reasonable and necessary to adequately protect the Company and its business.

9.2       During the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, Mr. Sidhom shall not, directly or indirectly, anywhere within the Restricted Territory, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become materially interested in (whether as an owner, stockholder, lender, executive, employee, officer or director) any business (other than the Company and Federated Payment Systems Canada, LLC) which is in a business that the Company or any of its subsidiaries or affiliates has engaged in during the 12-months prior to the date of this Agreement (the “Business”), or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates relating to the Business to discontinue or reduce the extent of such relationship. For purposes of this Agreement, Mr. Sidhom shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as an owner, stockholder, lender, executive, employee, officer or director, but not if Mr. Sidhom’s interest is limited solely to the ownership of not more than 4.99% of the securities of any class of equity securities of a corporation or other entity whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Over the Counter Bulletin Board or similar public trading system.  For purposes of this Section 9.2,  “Restricted Territory” means any country where the Company or any of its subsidiaries or affiliates conducted business during the 12-month period prior the date of termination of this Agreement.

9.3       During the term of this Agreement, Mr. Sidhom shall not, either directly or indirectly, whether on his own behalf or on behalf of any other individual or entity (other than the Company), solicit or attempt to solicit any client or actively sought prospective client of the Company for the purpose of providing such client or actively sought prospective client a product that is competitive with a product then offered or under development by the Company. For one (1) year after the termination of this Agreement for any reason, Mr. Sidhom will not, either directly or indirectly, whether on his own behalf or on behalf of any other individual or entity, solicit or attempt to solicit any client or actively sought prospective client of the Company with whom Mr. Sidhom had Material Contact during the term of this Agreement for the purpose of providing such client or actively sought prospective client a product that is competitive with a product offered or under development by the Company as of the termination of this Agreement. For purposes of this Section 9.3, Mr. Sidhom will be deemed to have had “Material Contact” with a client or actively sought prospective client of the Company if he (i) dealt directly with the client or actively sought prospective client on behalf of the Company; (ii) coordinated or supervised the Company’s dealings with the client or actively sought prospective client; (iii) obtained confidential information about the client or actively sought prospective client as a result of this Agreement; or (iv) received compensation resulting directly from the Company’s sale of products to the client or actively sought prospective client.

9.4       During the term of this Agreement and for one (1) year after the termination of this Agreement for any reason, Mr. Sidhom shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of this Agreement or during the preceding six (6) month period, or solicit any such person to leave such person’s position or join the employ of, or act in a similar capacity with, another.

9.5       The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

9.6       Because the breach or any threatened breach of any of the provisions of this Section 9 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, Mr. Sidhom expressly agrees that the

Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to seek a decree of specific performance of the restrictive covenants contained in this Section 9 and further to seek a temporary and permanent injunction enjoining such breach or threatened breach, in each case without the necessity of proving damages and without the necessity of posting bond or other security.

9.7       In the event Mr. Sidhom challenges this Agreement and an injunction or other relief is issued staying the implementation of any of the restrictions imposed by Section 9 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise.

9.8       Mr. Sidhom acknowledges that the type and periods of restriction imposed by this Section 9 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 9, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be judicially modified so as to extend only over the maximum period of time for which it may be enforceable or over the maximum geographical area as to which it may be enforceable or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

10.       Return of Property.  Upon the cessation of the Consulting Services for any reason, or upon the Company’s request at any time, Mr. Sidhom shall (i) immediately deliver to the Company all property owned by the Company, including, without limitation, keys, access cards, identification cards, security devices, credit cards, network access devices, computers, hard drives, thumb drives or other removable information storage devices, cell phones, documents, and any other materials belonging to the Company (including but not limited to those that constitute or contain any confidential information), together with all copies of the foregoing; and (ii) permanently erase all confidential information from any computer systems and electronic storage devices that are not owned by the Company within Mr. Sidhom’s possession or control.

11.       Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Mr. Sidhom or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; provided,  however, that any such amendment or waiver by the Company must be unanimously approved by the Board. No waiver of any breach with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

12.       Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) to the Company’s principal offices, Attention: General Counsel (in the case of the Company) or to the address last on file with the Company or such other address as has been duly provided to the Company (in the case of Mr. Sidhom).

13.       Governing Law; Exclusive Forum.  This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Delaware without reference to that state’s conflicts of laws principles. Each party to this Agreement irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the Court of Chancery in the State of Delaware (the “Delaware Chancery Court”) for any litigation (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the actions contemplated hereby (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in the Delaware Chancery Court and agrees not to plead or claim in the Delaware Chancery Court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.       Assignment.  The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Mr. Sidhom under this Agreement are personal and therefore Mr. Sidhom may not assign or delegate any right or duty under this Agreement without the prior written consent of the Company.

15.       Headings; Construction.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

16.       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

17.       Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

18.       Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

19.       Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties are signing this Agreement to be effective as of the Effective Date.

EVO Payments, Inc.

By:	/s/ Steven J. de Groot
Name: Steven J. de Groot
Title: Executive Vice President, General Counsel and Secretary

/s/ Rafik R. Sidhom
Rafik R. Sidhom